EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION, AS AMENDED,

OF CENTRAL FEDERAL CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

CENTRAL FEDERAL CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Upon effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the Corporation, each five shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will automatically be reclassified into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will have their shares rounded up to the next whole number of shares in lieu of such fractional share interests. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”) will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above.

SECOND: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment, having received approval by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 20, 2011, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly authorized the Board of Directors to adopt this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 3rd day of May 2012.

CENTRAL FEDERAL CORPORATION

By:	/s/ Eloise L. Mackus
Name:	Eloise L. Mackus
Title:	Chief Executive Officer